UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): February 16, 2010

FORTRESS FINANCIAL GROUP, INC. / WY
 (Exact name of registrant as specified in charter)

Wyoming
(State or other Jurisdiction of Incorporation or Organization)

000-24262 (Commission File Number)	2780 So. Jones Blvd. #3532 Las Vegas, Nevada 89146	91-1363905 (IRS Employer Identification No.)
(Address of Principal Executive Offices and zip code)

(954) 623-7409
 (Registrant's telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Solicitingo material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

EXTENSION GRANTED TO THE COMPANY IN THE SETTLEMENT OF THE OUTSTANDING LOAN NOTES

The Company on February 16, 2010 successfully renegotiated the extension of the settlement of all of the outstanding Loan Notes due by the Company.

The Loan Note Holders have agreed and without exception that they will wait for the completion of the sale of the Company’s Gold Interests; in order to obtain full settlement of their outstanding Loan Notes and the accrued interest thereon. The Company and the Loan Note Holders have agreed that it is in their interests that the Company’s Management shall continue to use its best efforts to complete the sale of the Company’s Gold Interests. The Company is expected, by the Loan Note Holders, to complete all of the necessary documentation to give effect to the completion, sale and transfer of the Company’s sale of if its Gold Interests; by no later than April 30, 2010.

These Loan Note Holders had previously given the Company a deadline of no later than February 18, 2010 to complete the sale of the Company’s Gold Interests.

NEGOTIATIONS TO DISPOSE OF THE COMPANY’S INTERESTS IN THE “BOUSE” AND IN THE “SOUTH COPPERSTONE” GOLD PROPERTIES

The Company remains very committed to the sale of its interests in these two Gold Properties. Negotiations in respect of the sale of the Company’s interests remains at a very advanced stage and the appropriate due diligence currently being conducted by the Purchasers is ongoing and near satisfactory completion. The Company’s Management is very confident that these sale transactions will be completed within the time frame specified and that the sale price and terms remain well within the scope as announced to its stockholders.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Financial Group, Inc.

Date: February 17, 2010	By:	/s/ Peter James Bezzano
Peter James Bezzano
President

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